Exhibit 10.36

MUTUAL SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This Mutual Settlement Agreement and Release of All Claims (“Agreement”) is made and entered into by and between Daniel Goodhall (“Goodhall”), Daniel Pickens (“Pickens”) and Varitek Industries, Inc. and its related and affiliated entities, including but not limited to Remote Knowledge, Inc. (“Company”).

W I T N E S S E T H:

WHEREAS, Goodhall was employed by the Company as the President and Chief Executive Officer until approximately May 31, 2001; and

WHEREAS, the Company awarded Goodhall certain shares of stock that Goodhall initially received as collateral for employment compensation and which he now accepts contingent upon the terms of this Agreement; and

WHEREAS, Goodhall claims that his employment contract was breached, that he was discriminated and harassed on account of his age, and that he was subjected to fraud, intentional misrepresentation, negligent misrepresentation, and defamation on the part of the Company, resulting in Goodhall suffering damages, including, but not limited to, psychological, physical, and emotional distress, damage, and trauma; and

WHEREAS, the Company denies the allegations made by Goodhall and that it engaged in any unlawful conduct whatsoever; and

WHEREAS, Goodhall filed an action against the Company in the United States District Court for the Eastern District of California designated Case No. CIV.S-02 0537 WBS DAD in which Goodhall claims that he was discriminated and harassed on account of his age and that he was subjected to fraud, intentional misrepresentation, negligent misrepresentation, and defamation on the part of the Company which action was dismissed without prejudice for the pursuit of final and binding arbitration; and

WHEREAS, the Company claims that Goodhall breached his fiduciary duty as an officer of the Company and has suffered damages; and

WHEREAS, the Company filed an action against Goodhall in the District Court of Harris County, Texas, 151st Judicial District, designated Case No. 2002-09577 in which the Company claims that Goodhall breached his fiduciary duty as an officer of the Company; and

WHEREAS, Goodhall filed a counterclaim against the Company in the District Court of Harris County, Texas, 151st Judicial District, designated Case No. 2002-09577 in which Goodhall claims that his employment contract was breached; and

WHEREAS, by order of the District Court of Harris County, Texas, 151st Judicial District, all claims of the parties were submitted to final and binding arbitration before the Arbitrator Katie Kennedy, which Arbitrator was agreed upon by the parties; and

WHEREAS, on March 5, 2003 the Labor Commissioner for the State of California issued a monetary award on behalf of Pickens, former employee of Company, against the Company in the case designated No. 08-39728 01 GM; and

WHEREAS, Goodhall and the Company desire to settle fully and finally all differences between them, including, but in no way limited to, those differences and actions described above;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, it is hereby agreed by and between the parties as follows:

1. This Agreement and compliance with this Agreement shall not be construed as an admission by either Goodhall or the Company of any liability whatsoever, or as an admission of any violation of the rights of either party or any person, violation of any order, law, statute, duty, or contract whatsoever against either party or any person. Both parties specifically disclaim any liability to the other party or any other person for any alleged violation of the rights of either party or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of Goodhall or the Company.

2. The Company shall file a dismissal with prejudice of the action in the District Court of Harris County, Texas, 151st Judicial District, designated Case No. 2002-09577 and a dismissal with prejudice of the action pending in arbitration as to all claims, causes of action, and parties.

3. Goodhall shall file a dismissal with prejudice of the action in the District Court of Harris County, Texas, 151st Judicial District, designated Case No. 2002-09577 and a dismissal with prejudice of the action pending in arbitration as to all claims, causes of action, and parties.

4. Pickens shall forego any additional efforts to collect on the monetary award issued on his behalf by the Labor Commissioner for the State of California against the Company in the case designated No. 08-39728 01 GM.

5. The District Court of Harris County, Texas, 151st Judicial District and the Arbitrator Katie Kennedy shall retain jurisdiction over this action and Agreement until all monetary settlement payments are made by the Company to satisfy its obligations under this Agreement. Further, the parties agree that jurisdiction for enforcement of this Agreement is proper either in California state court or in Texas state court or before the Arbitrator whichever is deemed appropriate by the party seeking to enforce the Agreement.

6. Pursuant to the schedule below, Goodhall shall sell, and the Company shall buy, certain shares of Company stock previously awarded to Goodhall during his employment, and the Company shall make certain additional payments to Goodhall and Pickens as settlement monies and to reimburse Goodhall for his estimated tax liability upon such sale of stock. The payments by the Company shall be delivered to counsel for Goodhall and Pickens and shall not be subject to any withholding or deduction and are in full and complete settlement for Goodhall’s and Picken’s compliance with this Agreement and not as wages or other employment-related compensation:

A. No later than January 15, 2004, the Company shall deliver to counsel for Goodhall the settlement payment of $25,000.00. The payment will be made in two separate checks. The first check shall be made payable to “Dan Goodhall” in the gross amount of $16,250.00. The second check shall be made payable to Palmer Kazanjian Holden LLP in the gross amount of $8,750.00.

B. On January 15, 2004, Goodhall shall tender to the Company, and the Company shall purchase from Goodhall, 30,000 shares of Company stock at $3.00 per share ($90,000.00 total) in settlement of the claims asserted against the Company. Also, on that date the Company agrees to pay the estimated tax liability ($17,640.00) associated with Goodhall’s receipt and sale of these shares of Company stock and agrees to indemnify Goodhall for any tax liability on this sale that is not satisfied by this estimated amount. For the purchase of these shares and for the estimated tax liability the Company shall deliver to counsel for Goodhall the payment of $107,640.00. The payment shall be made in two separate checks. The first check shall be made payable to “Dan Goodhall” in the gross amount of $76,140.00. The second check shall be made payable to Palmer Kazanjian Holden LLP in the gross amount of $31,500.00.

C. On March 15, 2004, Goodhall shall tender to the Company, and the Company shall purchase from Goodhall, 30,000 shares of Company stock at $3.00 per share ($90,000.00 total) in settlement of the claims asserted against the Company. Also, on that date the Company agrees to pay the estimated tax liability ($17,640.00) associated with Goodhall’s receipt and sale of these shares of Company stock and agrees to indemnify Goodhall for any tax liability on this sale that is not satisfied by this estimated amount. For the purchase of these shares and for the estimated tax liability the Company shall deliver to counsel for Goodhall the payment of $107,640.00. The payment shall be made in two separate checks. The first check shall be made payable to “Dan Goodhall” in the gross amount of $76,140.00. The second check shall be made payable to Palmer Kazanjian Holden LLP in the gross amount of $31,500.00.

D. On May 15, 2004, Goodhall shall tender to the Company, and the Company shall purchase from Goodhall, 30,000 shares of Company stock at $3.00 per share ($90,000.00 total) in settlement of the claims asserted against the Company. Also, on that date the Company agrees to pay the estimated tax liability ($17,640.00) associated with Goodhall’s receipt and sale of these shares of Company stock and agrees to indemnify Goodhall for any tax liability on this sale that is not satisfied by this estimated amount. For the purchase of these shares and for the estimated tax liability the Company shall deliver to counsel for Goodhall the payment of $107,640.00. The payment shall be made in two separate checks. The first check shall be made payable to “Dan Goodhall” in the gross amount of $76,140.00. The second check shall be made payable to Palmer Kazanjian Holden LLP in the gross amount of $31,500.00.

E. Also, on May 15, 2004, the Company shall deliver to counsel for Pickens the settlement payment of $25,000.00. The payment will be made in a check made payable to “Daniel Pickens” in the gross amount of $25,000.00.

F. On July 15, 2004, Goodhall shall tender to the Company, and the Company shall purchase from Goodhall, 30,000 shares of Company stock at $3.00 per share ($90,000.00 total) in settlement of the claims asserted against the Company. Also, on that date the Company agrees to pay the estimated tax liability ($17,640.00) associated with Goodhall’s receipt and sale of these shares of Company stock and agrees to indemnify Goodhall for any tax liability on this sale that is not satisfied by this estimated amount. For the purchase of these shares and for the estimated tax liability the Company shall deliver to counsel for Goodhall the payment of $107,640.00. The payment shall be made in two separate checks. The first check shall be made payable to “Dan Goodhall” in the gross amount of $76,140.00. The second check shall be made payable to Palmer Kazanjian Holden LLP in the gross amount of $31,500.00.

G. On September 15, 2004, Goodhall shall tender to the Company, and the Company shall purchase from Goodhall, 5,000 shares of Company stock at $3.00 per share ($15,000.00 total) in settlement of the claims asserted against the Company. Also, on that date the Company agrees to pay the estimated tax liability ($2,940.00) associated with Goodhall’s receipt and sale of these shares of Company stock and agrees to indemnify Goodhall for any tax liability on this sale that is not satisfied by this estimated amount. For the purchase of these shares and for the estimated tax liability the Company shall deliver to counsel for Goodhall the payment of $17,940.00. The payment shall be made in two separate checks. The first check shall be made payable to “Dan Goodhall” in the gross amount of $12,690.00. The second check shall be made payable to Palmer Kazanjian Holden LLP in the gross amount of $5,250.00.

7. The parties agree that the foregoing payments shall constitute the entire amount of monetary consideration provided under this Agreement and that no party shall seek any further compensation for any other claimed damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement.

8. The parties shall bear their own attorneys’ fees and costs.

9. The payments to Goodhall and Pickens described above are not, and shall not be deemed, compensation in lieu of wages, but rather as payment for stock and as compensation for the release of non-economic damage claims and collection rights. Company shall make no withholdings in relation to the payments to Goodhall or Pickens, and shall report such payments by use of the IRS 1099-miscellaneous form. Payments made to Palmer Kazanjian Holden LLP shall also be reported by use of the IRS 1099-miscellaneous form.

10. The parties agree that should the Company fail to make any of the payments pursuant to the schedule described in this Agreement, immediately upon the failure to make the payment, the entire settlement amount of $498,500.00 (less any amounts that have been paid by Company) shall become immediately due and payable and the parties stipulate that judgment in that amount shall be entered against the Company on behalf of Goodhall. The parties agree that jurisdiction for this stipulated judgment shall be proper in California, Texas or before the Arbitrator as deemed appropriate by the party seeking the judgment.

11. The parties represent that, with the exception of the actions referenced above, neither party has filed any complaints, claims, or actions against the other with any state, federal, or local agency or court and that neither party will do so at any time hereafter and that if any agency or court assumes jurisdiction of any complaint, claim, or action against either party on behalf of the other, that party will direct the agency or court to withdraw from or dismiss with prejudice the matter.

12. The parties agree they will keep the fact, terms, and amount of this Agreement completely confidential and that they will not disclose any information concerning this Agreement to anyone, provided either party may make such disclosures as are required by law and as are necessary for legitimate enforcement or tax compliance purposes.

13. The parties agree that all rights under section 1542 of the Civil Code of the State of California are waived. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

14. Notwithstanding the provisions of section 1542, the parties irrevocably and unconditionally releases and forever discharges the other and their successors and assigns and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which either party at any time heretofore had or claimed to have or which either party may have or claim to have regarding events that have occurred as of the date of this Agreement, including, without limitation, any and all claims related or in any manner incidental to Goodhall’s employment with the Company, Pickens’ employment with Company, their performance of duties within that employment, or the termination of that employment.

15. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of Goodhall’s employment with the Company, Pickens’ employment with the Company, their performance of duties within that employment and the termination of that employment. All such claims (including related attorneys’ fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; any alleged unlawful act, including, without limitation, discrimination and harassment; any other claim or cause of action; and regardless of the forum in which it might be brought.

16. The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

17. This Agreement shall be binding upon the parties and their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.

18. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

19. This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter hereof.

20. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties.

21. It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

Dated: 10/24/03	/s/ Daniel Goodhall

Daniel Goodhall

Dated: 10/25/03	/s/ Daniel Pickens

Daniel Pickens

Varitek Industries, Inc.
Remote Knowledge, Inc.

Dated: 10/1/03	By:	/s/ Henry Houston
Name: Henry Houston
Title: Vice President and CFO